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Pricing Supplement No.2
Dated: October 22, 1999                               For SEC Filing Purposes:
To Prospectus dated August 4, 1993 and              Filed Under Rule 424(b)(2)
Prospectus Supplement dated August 31, 1993          Registration No.33-49805



                         Principal Amount $100,000,000

                    Rochester Gas and Electric Corporation

                   First Mortgage Bonds, Designated Secured
                          Medium-Term Notes, Series B
             Due from One Year to Thirty Years from Date of Issue

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Date of Issue: October 27, 1999                   Interest Rate: 7.60%
                                                  Interest Payment Dates:  February 15 and August 15
Maturity Date: October 27, 2009                   Record Dates:  January 31 and July 31
Public Offering Price: 100.00%                    X  Book-Entry Note(s)
Underwriting Discount or Commission: 0.60%        ---
Proceeds to Company: 99.40%                       ___ Certificated Note(s)
                                                  Initial Redemption Date: October 27, 2009
                                                  Redemption Premium:  None
                                                  Premium Reduction Amount:  None
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Regular Redemption Price:
The regular redemption price shall initially be 100% of the principal amount of this Note plus the Redemption Premium, if any, and shall decline at each anniversary of the Initial Redemption Date by the annual Premium Reduction
Amount, if any, until the regular redemption price is 100% of such principal amount.

Special Redemption:
Redeemable on or after the Initial Redemption Date out of certain funds, and at any time upon certain events, at the special redemption price of 100%.

The Agents Include:

Morgan Stanley Dean Witter
                               J.P. Morgan & Co.
                                                      Salomon Smith Barney